Exhibit 10.32

Novelis 2017 Executive Annual Incentive Plan
(“2017 Executive AIP”)

1.	Title and Administration.
This plan will be administered by Novelis Corporate Human Resources. The Compensation Committee of the Novelis Inc. Board of Directors has final authority to interpret and construe the terms and conditions of the plan, including but not limited to final authority to determine eligibility for and the amount of benefits payable under the plan. The Compensation Committee’s decisions will be final and binding on all parties.

2.	Performance Period.
The performance period will commence on April 1, 2016 and end on March 31, 2017.

3.	Eligibility.
Employees in job bands 3 and higher are eligible to participate. An individual must either be employed in an eligible job band or transferred or hired into an eligible job band during the performance year to receive a payout under the plan.

4.	Approval of Opportunity.
A participant’s target opportunity will be determined based on market competitive rates and designed to motivate executives to drive the desired results in the organization.

5.	Plan Design:

(a)	Performance Measures. The following four measures will be used to compute the payout under the plan.

Measure	Weighting	Threshold	Target	Maximum
Operating EBITDA Before Metal Price Lag	40%	60%	100%	200%
Free Cash Flow Before Metal Price Lag	35%	50%	100%	200%
Individual Performance per Novelis Performance Management System	15%	60%	100%	200%
Global Safety	10%	50%	100%	200%

a.
Performance Threshold. No payout will be made under this plan unless overall Operating EBITDA Before Metal Price Lag for the fiscal year is at least 75% of target. Performance results between threshold level and maximum level are determined by means of interpolation.

6.	Other Provisions.

(a)	Timing of Payout. Payments will be made in a lump sum, less required withholdings, during the first quarter following the close of the performance year.

(b)
Eligibility Determinations for New Employees. Eligibility and payouts for employees who join Novelis during the performance period will be determined by the “Plan Rules Administration” document maintained by the Corporate Compensation department.

(c)
Separation. Below are the treatment rules governing separation from the Company prior to the end of the performance year. Payouts will be made at the same time payments are made to active employees unless otherwise noted below.

Termination Event	Executive AIP Treatment
Death, Disability or Retirement	The employee will be entitled to pro-rated Executive AIP based on actual performance.
Change in Control	The employee will be entitled to pro-rated Executive AIP subject to the “Plan Rules Administration” document maintained by Novelis Human Resources.
Intercompany Transfers	The employee will be entitled to pro-rated Executive AIP based on actual performance.
Voluntary Termination	The employee will forfeit his or her entire Executive AIP bonus.
Involuntary Termination – For Cause	The employee will forfeit his or her entire Executive AIP bonus.
Involuntary Position Elimination – Not for Performance (e.g., layoff, plant closure, restructuring, sale)	The employee will be entitled to pro-rated Executive AIP based on actual performance.

7.	Definitions. The following terms will have the meaning ascribed to them below.

(a)	Retirement: “Retirement” means as separation from the Company at 65 years of age or a combination of age and service greater than or equal to 65 with a minimum age of 55.

(b)
Change in Control: A “Change in Control” means the first to occur of any of the following events: (i) any person or entity (excluding any person or entity affiliated with the Aditya Birla Group) is or becomes the beneficial owner, directly or indirectly through any parent entity of the Company or otherwise, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (the “Value or Vote of the Company”); provided, however, that a Change in Control will not be deemed to have occurred in the event that (A) any person or entity becomes the beneficial owner of securities representing 50% or less of the Value or Vote of the Company through (i) an initial public offering, (ii) a secondary offering, (iii) a private placement of securities, (iv) a share exchange transaction, or (v) any similar share purchase transaction in which the Company or any of its affiliates issues securities (any such transaction, a “Share Issuance Transaction”); and (B) a person or entity’s beneficial ownership interest in the Value or Vote of the Company is diluted solely as a result of any Share Issuance Transaction; or (ii) the majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the consummation of a merger or consolidation of the Company with any other entity not affiliated with the Aditya Birla Group, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or (iv) the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to a member of the Aditya Birla Group. Notwithstanding the foregoing, no “Change in Control” will be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section, “beneficial ownership” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(c)
Operating EBITDA Before Metal Price Lag: “Operating EBITDA Before Metal Price Lag” means “Segment Income” as reported in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “Form 10-K”) reduced by 1) the impact from timing differences in the pass-through of metal price changes to our customers, net of realized derivative instruments; and further reduced by 2) the impact from re-measuring to current exchange rates any monetary assets and liabilities which are denominated in a currency other than the functional currency of the reporting unit, net of realized and unrealized derivative instruments.

(d)
Free Cash Flow Before Metal Price Lag: “Free Cash Flow Before Metal Price Lag” means overall Novelis operating free cash flow calculated by removing the following items from “free cash flow” (as defined in the “Liquidity and Capital Resources” section of Item 7 of the company’s annual report on Form 10-K): 1) the impact from timing differences in the pass-through of metal price changes to our customers, net of realized derivative instruments; and 2) 50% of the impact on inventory of fourth quarter variations in metal prices (LME and local market premiums).

(i)
In the event of actual fourth quarter base metal cost (“BMC”) price exceeding the budgeted BMC price, the adjustment is calculated as: (i) budgeted ending physical book inventory kt times (ii) actual fourth quarter BMC reduced by budgeted fourth quarter BMC times (iii) 50%. The result is added to reported Novelis operating free cash flow.

(ii)
In the event of actual Q4 BMC price being lower than the budgeted BMC price, the adjustment is calculated as: (i) actual ending physical book inventory kt times (ii) budgeted fourth quarter BMC reduced by actual fourth quarter BMC times (iii) 50%. The result is deducted from Novelis operating free cash flow.

(iii)
Free cash flow may also include benefits from working capital management activities and programs (e.g., factoring of accounts receivable), as described in the company’s annual report on Form 10-K. To the extent these working capital programs provide free cash flow benefits, for purposes of this 2017 Executive AIP, these benefits will be capped at $40 million above the company’s annual free cash flow plan. To the extent these programs are not renewed, the benefits for purposes of this 2017 Executive AIP will not be lower than $40 million.

(e)	Global Safety: “Global Safety” is comprised of two components:

(i)
Global Serious Injuries and Fatalities (“SIF”) (6% weighting) which refers to the total number of work-related fiscal 2017 deaths, life-threatening injuries/illnesses and life-altering injuries/illnesses. This metric will be a corporate metric. In the case of a fatality during fiscal 2017, select participants will have no payout for the entire Global Safety component.

(ii)
Total Recordable Incident Rate (“TRIR”) (4% weighting) which refers to (i) the number of fiscal 2017 Novelis Injury/Illness Record Keeping System cases multiplied by 200,000; divided by (ii) the number of fiscal 2017 hours worked by all employees. This metric will be a corporate and regional metric.

8.
Interpretation. Novelis will have the exclusive discretion to interpret and construe the terms and conditions of the plan, including but not limited to the exclusive discretion to make all decisions regarding eligibility for and the amount of benefits payable under the plan.

9.	No Right to Continued Service. Nothing in this Plan confers upon any participant the right to continue his employment or service with Novelis or otherwise interfere with or restrict the right of Novelis or any affiliate to terminate the participant’s employment or service for any reason.